EXHIBIT 99.1

NEWS FOR RELEASE: 8-30-2005 7:45 a.m. EDT               CONTACT:  Lee Brown
                                                        719-481-7213
                                                        lee.brown@ramtron.com

                      RAMTRON ACQUIRES GOAL SEMICONDUCTOR
                       FOR $7.6 MILLION IN CASH AND STOCK

       Deal Expected to Expand Product Portfolio, Accelerate Development
                     For Analog and Mixed-Signal Applications

Colorado Springs, CO - August 30, 2005. Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) products, today announced its acquisition of Goal Semiconductor Inc., a privately held, fabless semiconductor manufacturer based in Montreal, Canada, in a cash and stock transaction valued at approximately $7.6 million. Ramtron believes that its business combination with Goal will enable the company to accelerate its product development plans for analog and mixed-signal integrated circuits
(ICs) and provide customers with an expanded portfolio of FRAM-enabled data acquisition, signal processing and microcontroller devices.

Under the terms of the acquisition agreement, Ramtron paid approximately $2.0 million in cash and $5.6 million in Ramtron common stock to acquire all of the outstanding securities of Goal. For the stock portion of the consideration, Ramtron issued approximately 1,950,000 new common shares. As a result of the transaction, Ramtron now has approximately 24.4 million common shares outstanding. The transaction closed on August 29, 2005.

The acquisition of Goal is expected to add approximately $1.2 million per year to Ramtron's operating expenses and to become accretive to Ramtron's earnings in 2006, as products resulting from the combination are commercialized. Included in Ramtron's increased operating expense assumptions are costs associated with maintaining offices in Canada, increased payroll and other acquisition-related expenses. As a result of the acquisition, Ramtron now has a total of 107 full-time employees, up from 88. The company does not plan to take any charges related to the acquisition in the third quarter of 2005.

Ramtron also announced today that it is in the process of securing a $3-million term loan facility from Silicon Valley Bank. The new facility is anticipated to carry a term of 36 months and will accrue interest at the prime lending rate plus 1%. Ramtron believes it will gain approval for and close the loan facility during the first half of September 2005.

"We believe that our path to revenue and earnings growth will be paved by the execution of an aggressive product development and commercialization plan," said Bill Staunton, Ramtron CEO. "We expect that this acquisition, which is highly complementary to our current product strategy, will give us a five-year jump on our roadmap for integrated and application-specific product launches. As a result, we hope to accelerate the development and delivery of high-margin products targeted at the markets that we serve."

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Ramtron plans to combine Goal's portfolio of feature-rich data acquisition and signal processing technologies, products and intellectual property (IP) with its own high-performance nonvolatile FRAM memory technology and products to create new offerings. Ramtron's nonvolatile FRAM memory devices use proprietary technology to capture data faster with higher endurance and lower power consumption than competitive nonvolatile memory devices. Goal's capabilities, product designs and IP focus on analog signal conditioning, analog-to-digital and digital-to-analog conversion, programmable microcontrollers, signal processing blocks, and interfaces for control or networking. Ramtron anticipates that the combined capabilities of the two companies will facilitate the rapid development of new, highly integrated data acquisition and signal processing products that are enhanced by the unparalleled memory performance enabled by nonvolatile FRAM technology.

"The Goal team is pleased to join Ramtron in the pursuit of highly integrated product offerings," said Irv Lustigman, president and CEO of Goal
Semiconductor. "We see this combination as an ideal blend of technologies, talents and corporate cultures."

"We believe that the performance and functionality potential for our integrated and application-specific standard product offerings will expand significantly as a result of this acquisition," Staunton continued. "For example, with our current Processor Companion line of analog and mixed-signal ICs, we can provide about 30% of the silicon content required for an electronic power meter. By adding Goal products and analog design expertise, we will be able to provide as much as 70% to 80% of the required silicon content under the Ramtron name."

Product, Application and Market Synergies
-----------------------------------------

Data acquisition and signal processing encompass the collection, filtering and modification of sensor signals from real-world phenomena for logging and analysis. Specifically, data acquisition involves converting an analog signal into a time series of digital values, with each value recording the signal at that instant. Signal processing involves the manipulation of digitized signal samples via mathematical operations to achieve results such as filtering and phase-shifting.

The use of data acquisition and signal processing ICs has significantly increased among a wide variety of consumer and industrial applications, and this is driving the need to collect and process more data than ever before. Ramtron's FRAM memory enables faster, more frequent and lower-power data acquisition than any other available nonvolatile memory technology. With this acquisition, Ramtron expects to capitalize on the emerging trend toward acceleration of data collection and processing by applying Goal's expertise to the development of industry-leading products that are differentiated by FRAM memory features and benefits.

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"Much of what has been developed at Goal is targeted at the same application platforms that we already pursue and support in the consumer, industrial and communications markets," commented Staunton. "This market synergy makes for a natural close fit between our two companies."

Business Integration Plans
--------------------------

Ramtron and Goal are currently developing an integration plan that is intended to leverage the strengths and best business practices of each company. Ramtron plans to make additional details and information about the acquisition available on its web site at http://www.ramtron.com/ramtronandgoal.

Staunton continued, "Due to the highly compatible nature of Goal's operations, we anticipate that any disruption of Ramtron's day-to-day business will be minimal."

Combined Product Lines
----------------------

Ramtron plans to sell Goal products in conjunction with its existing product line of nonvolatile FRAM memories and Processor Companions. Ramtron's product line now consists of the following offerings:

-  Stand-alone FRAM memory
-  Processor Companions (FRAM memory with integrated mixed-signal content)
- Application-Specific Standard Products (highly integrated products for target applications)
-  8-bit microcontrollers
-  High-voltage digital-to-analog converters (DACs).

About Ramtron
-------------

Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. For more information, please visit www.ramtron.com.

About Goal Semiconductor
------------------------

Goal Semiconductor Inc., headquartered in Montreal, Canada, was a privately held, fabless semiconductor company that supplies mixed-signal integrated circuits for the embedded data acquisition market. Goal provides a portfolio of data acquisition devices, microcontrollers (MCUs) that are compliant with The Restriction of Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive of the European Commission, and high-voltage digital-to-analog converters (DACs) for use in a broad range of markets, including industrial, consumer and communications.

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Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. Specific forward-looking statements include statements regarding Ramtron's anticipated operating expense increases as a result of the Goal acquisition, the expectation that the acquisition will become accretive in 2006, Ramtron's belief that its product development and commercialization plans will lead to earnings and revenue growth, the expectation that the acquisition will accelerate Ramtron product launches, and Ramtron's belief that its integrated product functionality and performance will increase as a result of the acquisition and that any disruption of Ramtron's business as a result of the acquisition will be minimal. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially. Risk factors are listed from time to time in Ramtron's SEC reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005. Copies of Ramtron's Forms 10-K, 10-Q, and 8-K, and any other documents are available at no charge at the SEC's website (www.sec.gov), from commercial document retrieval services, or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

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